Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in

Amendment No. 1 to Registration Statement No. 333-54706;
Amendment No. 5 to Registration Statement No. 333-66371; and
Registration Statements No. 333-99435 and No. 333-108054

of U.S. Restaurant Properties, Inc. on Forms S-3 and to the incorporation by reference in Registration Statement No. 333-68302 of U.S. Restaurant Properties, Inc. on Form S-8 of our report dated December 12, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for discontinued operations in 2002 as required by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), appearing in the Current Report on Form 8-K of U.S. Restaurant Properties, Inc. filed on or about December 15, 2003.

DELOITTE & TOUCHE LLP

Dallas, Texas

December 15, 2003